Exhibit 14.1

FIRST MIDWEST BANCORP, INC.

CODE OF ETHICS AND

STANDARDS OF CONDUCT

INTRODUCTION

This Code of Ethics and Standards of Conduct (the "Code") has been adopted by the Board of Directors (the "Board") of First Midwest Bancorp, Inc. The purpose of the Code is to provide guidance to the employees, officers, and directors of First Midwest Bancorp, Inc. and its subsidiaries and affiliates (the "Corporation") in an effort to promote honest and ethical conduct and compliance with applicable laws, rules, and regulations. For purposes of the Code, the term "employees" includes officers, and, when they are acting on behalf of the Corporation, directors.

In administering the Code, each manager shall be responsible for seeing that all employees under his or her supervision are familiar with the Code, understand its importance and meaning, and are applying it consistently in all of their business dealings. Each employee must comply with the provisions of the Code, and direct others to do so. Employees failing to comply with the Code will be subject to disciplinary action, possibly including termination.

Questions regarding the interpretation or application of the Code should be directed to the Corporate Secretary or to an immediate supervisor, branch manager, regional Human Resources manager, or any executive vice president.

BASIC PRINCIPLES AND PRACTICES

COMPLIANCE WITH LAWS

It is the Corporation's policy to comply with all laws, rules, and regulations applicable to its businesses. While various policies, procedures, systems, and functions exist that promote the Corporation's adherence to applicable laws and regulations, it remains each employee's responsibility to adhere to the standards and restrictions imposed by such laws and regulations. Where applicable laws, rules, and regulations are ambiguous, management shall obtain legal advice from the Corporate Secretary to clarify their meaning and assure compliance.

PUBLIC DISCLOSURE

The Corporation is committed to full, fair, accurate, timely and understandable disclosure in its public communications, including filings with the Securities and Exchange Commission ("SEC") and banking regulators. Employees are prohibited from knowingly misrepresenting, or causing others to misrepresent, information about the Corporation in public disclosures and government filings. All employees are responsible for acting in furtherance of this policy.

In particular, employees must act to:

* Ensure that all transactions are properly recorded and supported by adequate documentation to provide a complete, accurate, and auditable record.

* Provide accurate and complete information to the Corporation's officers, legal counsel, internal auditors, independent auditors, banking regulators and any other person authorized to receive the information.

* Report to the Corporation's Disclosure Committee: (1) any information of which he or she may become aware that affects the disclosures made by the Corporation in public disclosures or government filings or otherwise; (2) deficiencies in the design or operation of internal controls which could adversely affect the Corporation's ability to record, process, summarize and report financial data; or (3) any fraud, whether or not material, that involves management or other employees who have a role in the Corporation's financial reporting, disclosures or internal controls.

CONFIDENTIALITY

Employees should maintain the confidentiality of information entrusted to them by the Corporation, its customers or other third parties, except when disclosure is authorized or is legally mandated. Confidential information includes all non-public information about the Corporation and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed. All employees must be careful not to disclose non-public information to unauthorized persons, either within or outside of the Corporation, and must exercise care to protect the confidentiality of such information received from another party.

In accordance with federal and state regulations, the Corporation has developed a Consumer Privacy Policy (the "Privacy Policy") which outlines the Corporation's policies regarding the use and sharing of customer information and which limits how employees may use or share customer information. All employees are expected to be familiar with the Privacy Policy and use and share customer information only in the manner permitted by that Policy. If employees are unsure whether information may be disclosed, they should consult with the Compliance Department or the Corporate Secretary.

CONFLICTS OF INTEREST

While the Corporation respects the privacy of its employees in the conduct of their personal affairs, it is expected that all employees will fully discharge their employment obligations to the Corporation. Employees should avoid any activity in which their personal interests may come into conflict, or may appear to conflict, with the interests of the Corporation in its relations with current or prospective suppliers, customers, or competitors. Employees must report actual or potential conflicts of interest to the Corporate Secretary.

A conflict of interest may exist where the employee is, or could be, in a position to influence the Corporation's relationship with the competitor, supplier, or customer and where the employee's judgment could be affected, or could appear to be affected, as it relates to the competitor, supplier or customer because of the significance of the employee's personal interest. Without limiting the general scope of this policy, the following relationships and courses of conduct will be considered to involve a conflict of interest unless, in special circumstances, they are specifically approved and waived by the Corporation:

* Concurrent employment by the Corporation and by any other firm or person if the employment encroaches materially on time or attention that should be devoted to the Corporation's affairs.

* Concurrent employment of employees by the Corporation and by a current or potential competitor, supplier, or customer of the Corporation.

* Holding by an employee, or immediate relatives of an employee, of a significant financial interest in any current or potential competitor, supplier, or customer of the Corporation. The term "financial interest" refers to any form of ownership or amount of ownership. Generally, an employee's financial interest will not be considered "significant" if the employee and the employee's immediate relatives own less than 1% of a publicly held company.

* Acceptance by an employee, or an immediate relative of an employee, of membership on the Board of Directors, of a current or potential competitor, supplier, or customer of the Corporation.

* Acting as a consultant or advisor to a current or potential competitor of the Corporation.

* Participation by an employee in any charitable organization, or nomination or appointment to any public office, where the employee may be expected to divulge privileged or confidential information or trade secrets of the Corporation or take any other action that may subvert the Corporation's interest, reputation, or goodwill or where the participation encroaches materially on time or attention that should be devoted to the Corporation's affairs.

In addition, reference is made to the Corporation's Related Person Transaction Policies and Procedures. Each employee and director shall report to the Corporate Secretary any proposed transaction that may be subject to such policies and procedures. The Corporate Secretary shall refer any such transaction to the Nominating and Corporate Governance Committee for consideration pursuant to such policies and procedures.

CORPORATE OPPORTUNITY

Employees shall not take for their own advantage opportunities that could reasonably be available to the Corporation. An employee is prohibited from directly or indirectly: (1) selling, or otherwise using for personal gain, information to which a person has access because of his/her position; (2) acquiring rights to any property that the employee knows the Corporation may also be interested in acquiring; (3) receiving compensation, including any commission or fee, which would otherwise accrue to the corporation; and (4) diverting business or personnel from the Corporation. Employees should advance the legitimate interests of the Corporation when the opportunity to do so arises.

HONESTY AND FAIR DEALING

When interacting with the Corporation's employees, competitors, suppliers, or customers, each employee should strive to act with integrity and honesty and shall be prohibited from engaging in any illegal, unfair, unethical practice, including, but not limited to, the following:

* Entering into arrangements with competitors for the purpose of setting or controlling prices, rates, trade practices, or marketing policies or otherwise engaging in restraint of competition.

* Offering or giving, to any individual, organization, government, political party, or other entity or representative thereof, a bribe, kickback, or similar unlawful remuneration or consideration.

* Deliberately withholding any knowledge of illegal or unethical practices by an employee or director of the Corporation.

* Soliciting or accepting competitive information that such person believes to be confidential that may have been obtained through improper means.

* Otherwise taking advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practices.

GIFTS, GRATUITIES, AND ENTERTAINMENT

Employees are prohibited from soliciting for themselves, or for any third party, anything of value or personal benefit in return for any business, service, or confidential information of the Corporation. Receiving business gifts, including the acceptance of meals and transportation, of nominal value is permissible where customary. Receiving cash or gifts of significant value is strictly prohibited.

Customary business entertainment, including meals or transportation, is proper unless the value, cost, or frequency of the business entertainment is such that it could be interpreted as affecting an otherwise objective business decision. When determining if a gift could be interpreted as affecting an employee's otherwise objective business decision, the position of the employee and whether the employee is or could be in a position to influence the Corporation's relationship with the competitor, supplier, or customer will be taken into account.

If employees are unsure whether gifts, gratuities or entertainment are appropriate, they should consult with the Corporate Secretary.

INSIDER TRADING

Employees may not trade in the Corporation's securities or the securities of other companies, including customers, suppliers, and others, on the basis of material non-public information. Information is material if it may affect an investor's decision to buy, sell, or hold securities of a company.

The Corporation has developed a Corporate Insider Policy (the "Insider Policy") which addresses: (1) those aspects of the securities laws that relate to Insiders (as defined in the Insider Policy) of the Corporation; (2) the restrictions, including permanent and special trading quarantines, placed upon such Insiders in executing transactions involving securities of the Corporation; (3) the reporting requirements of the Insiders; and (4) the guidelines to be followed by the Insiders and other employees when they come into possession of material undisclosed information regarding FMBI and its business prospects.

All employees are expected to be familiar with and adhere to the provisions of the Insider Policy.

PROTECTION AND PROPER USE OF CORPORATE PROPERTY

Employees should protect the Corporation's assets and ensure their efficient use. The theft, embezzlement or misuse, including unauthorized personal use, of any of the Corporation's premises, assets, information, and influence is strictly prohibited.

REPORTING VIOLATIONS OF THE CODE

An employee who becomes aware of a violation of the Code, or believes that a violation may take place in the future, must report the matter to the Corporate Secretary or to the employee's immediate supervisor who, in turn, must report it to the Corporate Secretary. The employee also may report the violation through the Corporation's "In Touch" hotline. To ensure that a reporting employee is protected from reprisal, a request for anonymity will be respected to the extent that it does not result in the violation of the rights of another employee. A person making a good-faith report of a possible violation of the Code will not be subject to retaliation. Any attempt at reprisal against the reporting employee will result in disciplinary action, possibly including termination.

WAIVERS

If an employee (other than a director) believes that a waiver of the Code is necessary or appropriate, a request for a waiver and the reasons for the request must be submitted in writing to the Corporate Secretary of the Corporation. Any waiver for an executive officer will be disclosed promptly to the Chairman of the Nominating and Corporate Governance Committee

(the "Chairman".) A director must submit the request for a waiver to the Chairman. Any waiver of the Code for an executive officer or director will be disclosed as required by SEC and NASDAQ Stock Market, Inc. rules.

ANNUAL REPORTING

In order to promote effective administration of the Code, the following annual reporting will be required:

* Each employee must certify that they have reviewed, are familiar with, and are in compliance with the Code.

* Each officer must disclose outside employment, board memberships, public offices held, significant financial interests in current or potential competitors, suppliers, or customers, and aggregate gifts in excess of $500.

* Each officer in salary grade 13 or greater must submit a personal financial statement.

The personal financial statement will be treated as highly confidential and will be used only for monitoring compliance with the Code.

The Corporate Secretary shall have the authority to establish procedures to implement the required annual reporting, including to whom reporting shall be made.

Approved by the Board of Directors February 21, 2007